UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ANIMAL HEALTH INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

October 25, 2010

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Animal Health International, Inc. (the “Company”) to be held at 8:00 a.m., local time, on Thursday, December 2, 2010, at the Company’s headquarters located at 7 Village Circle, Suite 200, Westlake, TX 76262.

     At the Annual Meeting, the agenda includes the election of three (3) Class I directors for three-year terms, and the consideration and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.  The Board of Directors unanimously recommends that you vote FOR this proposal.

    Details regarding the matters to be acted upon at the Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

     If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person.  Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on December 1, 2010.  If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation is greatly appreciated.

             Sincerely,

             JAMES C. ROBISON
             Chairman, President and Chief Executive Officer

ANIMAL HEALTH INTERNATIONAL, INC.
7 Village Circle, Suite 200
Westlake, TX 76262
817-859-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 2, 2010

To the Stockholders of Animal Health International, Inc.:

     The Annual Meeting of Animal Health International, Inc., a Delaware corporation (the “Company”), will be held on Thursday, December 2, 2010, at 8:00 a.m., local time, at the Company’s headquarters located at 7 Village Circle, Suite 200, Westlake, TX 76262, for the following purposes:

1.
To elect three (3) Class I directors to the Board of Directors (the “Board of Directors”), each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal; and

2.	To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on October 20, 2010, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free number listed on the proxy card or (3) by completing your proxy on the Internet at the address listed on the proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on December 1, 2010. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by telephone or on the Internet.

By Order of the Board of Directors,
DAMIAN OLTHOFF
Secretary

Westlake, TX
October 25, 2010

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, COMPLETE YOUR PROXY USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE ENCLOSED PROXY CARD OR COMPLETE YOUR PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE PROXY CARD IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders on December 2, 2010.  This Proxy Statement and the Annual Report to security holders are available on our website at www.ahii.com, Investor Relations, Financial Information, SEC Filings.

ANIMAL HEALTH INTERNATIONAL, INC.

TABLE OF CONTENTS

PROXY STATEMENT

ANIMAL HEALTH INTERNATIONAL, INC.
7 Village Circle, Suite 200
Westlake, TX 76262

PROXY STATEMENT

For the Annual Meeting of Stockholders To Be Held on December 2, 2010

October 25, 2010

    Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors (the “Board of Directors” or “Board”) of Animal Health International, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting to be held on Tuesday, December 2, 2010, at 8:00 a.m., local time, at the Company’s headquarters located at 7 Village Circle, Suite 200, Westlake, TX 76262, or at any adjournments or postponements thereof.

    An Annual Report to Stockholders containing financial statements for the fiscal year ended June 30, 2010 is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. The Annual Report, however, is not a part of the proxy solicitation material. This Proxy Statement and the form of proxy will be mailed to stockholders on or about October 27, 2010.

    The purposes of the Annual Meeting are to (i) elect three (3) Class I directors for three-year terms, and (ii) consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.  Only stockholders of record at the close of business on October 20, 2010 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting.  As of that date, 24,329,670 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) were issued and outstanding, and there were 103 stockholders of record.  The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting.  You may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on December 1, 2010. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Animal Health International, Inc., 7 Village Circle, Suite 200, Westlake, TX 76262, Attention: Corporate Secretary, before the taking of the vote at the Annual Meeting.

    The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

    If your shares are held in your name, in order to be admitted to the Annual Meeting, you will need to present a valid picture identification, such as a driver's license or passport.  If your shares are held in “ street name ” by your broker (or other nominee), you should contact your broker (or other nominee) to obtain a proxy in your name and present it, together with a valid picture identification, in order to be admitted to the Annual Meeting.

    For Proposal I, the election of three (3) Class I directors, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors. Abstentions and broker “non-votes” will not be counted as voting with respect to the election of the Class I directors and, therefore, will not have an effect on the election of the Class I directors.

    The persons named as attorneys-in-fact in the proxies, William F. Lacey and Damian Olthoff, were selected by the Board and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR this proposal.

    Aside from the election of three (3) Class I directors, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

PROPOSAL I

ELECTION OF DIRECTORS

     The Company’s Board of Directors currently consists of eight (8) members. The Company’s certificate of incorporation divides the Board of Directors into three (3) classes. One class is elected each year for a term of three (3) years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Corcoran, Eisenson and Robison, and recommended that each be elected to the Board of Directors as a Class I director, each to hold office until the Annual Meeting to be held in the year 2013 and until his successor has been duly elected and qualified or until the earlier of his death, resignation or removal. Messrs. James C. Robison, E. Thomas Corcoran and Michael Eisenson are currently Class I directors, whose terms expire at this Annual Meeting.  Mr. James C. Robison is our Chief Executive Officer and President.

     The Board of Directors is also composed of two (2) Class II directors (Mark A. Rosen and Ronald G. Steinhart), whose terms expire upon the election and qualification of directors at the Annual Meeting to be held in 2011, and three (3) Class III directors (Brandon White, David W. Biegler and Jerry W. Pinkerton), whose terms expire upon the election and qualification of directors at the Annual Meeting to be held in 2012.

     The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Vote Required For Approval

     A quorum being present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

     The following table sets forth the nominees to be elected at the Annual Meeting and continuing directors, the year each such nominee or director was first elected a director of the Company or its predecessor, the positions with the Company currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Current Term Will Expire	Current Class of Director
Nominees for Class I Directors:
James C. Robison — 1997	Chief Executive Officer, President and Chairman	2010	I
Michael Eisenson — 2005	Director	2010	I
E. Thomas Corcoran — 2008	Director	2010	I

Continuing Directors:
Mark A. Rosen — 2005	Director	2011	II
Ronald G. Steinhart — 2007	Director	2011	II
David W. Biegler — 2007	Director	2012	III
Jerry W. Pinkerton — 2008	Director	2012	III
Brandon White — 2005	Director	2012	III

MANAGEMENT

Directors and Executive Officers

     The following table sets forth the director nominees to be elected at the Annual Meeting, the directors, executive officers and key employees of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the Annual Meeting.

Name	Age	Position
Directors and Executive Officers :
James C. Robison	55	Chief Executive Officer, President and Director (Nominee)
Kathy C. Hassenpflug	58	Vice President-Human Resources
William F. Lacey	53	Senior Vice President and Chief Financial Officer
Damian Olthoff	35	General Counsel and Secretary
David W. Biegler(2)	64	Director
E. Thomas Corcoran(1)(2)	63	Director (Nominee)
Michael Eisenson(2)(3)	55	Director (Nominee)
Jerry W. Pinkerton(1)	70	Director
Mark A. Rosen(3)	60	Director
Ronald G. Steinhart(1)(3)	70	Director
Brandon White	37	Director

Other Key Employees :
Brian N. Bagnall	64	Vice President-Information Systems
Doug Harris	52	Group President, Production Animal West
Jeff Hyde	50	Treasurer
Paul Krause	44	Group President, Production Animal East
Mark Middleton	51	Group President, Veterinary
Henry H. Moomaw, III	47	Vice President-Controller
Larry Spurlock	41	Vice President-Operations and Business Services
Charles Steier	38	Director, Financial Planning and Analysis
Jeff Williams	48	Vice President-Sales and Marketing

(1)     Member of the Audit Committee.
(2)     Member of the Compensation Committee.
(3)     Member of the Nominating and Corporate Governance Committee.

    James C. Robison.  Mr. Robison has served as our Chairman, President and Chief Executive Officer since 1997. Prior to joining us, Mr. Robison was an Executive Vice President, Chief Operating Officer and a director of General Medical Corporation. Mr. Robison holds a B.B.A. from the University of Texas and an M.A. from the University of Texas-Dallas.  Mr. Robison has familiarity with all of the Company’s key operations; a breadth of knowledge concerning the Company; and over 25 years of experience with medical and pharmaceutical product distribution businesses.

     Kathy C. Hassenpflug.  Ms. Hassenpflug has served as our Vice President-Human Resources since July 2007 and as our Director of Human Resources from November 1998 to July 2007. Ms. Hassenpflug holds a B.S. from the Virginia Polytechnic Institute and State University.

    William F. Lacey.  Mr. Lacey has served as our Senior Vice President and Chief Financial Officer since 2003. Prior to joining us, Mr. Lacey was Vice President and Chief Financial Officer of Rawlings Sporting Goods Co., Inc., a manufacturer and retailer of sports equipment and apparel, from 2000 to 2003. Mr. Lacey holds a B.S. from the University of Alabama.

    Damian Olthoff.  Mr. Olthoff has served as our General Counsel and Secretary since 2005. Prior to joining us, Mr. Olthoff was Staff Counsel of TrinTel Communications, Inc., an owner, operator and developer of infrastructure for the wireless communications industry, from 2001 to 2005.  Mr. Olthoff holds a B.B.A. from the University of Missouri at Kansas City and a J.D. from the University of Missouri at Kansas City.

     Executive officers of the Company are appointed by the Board of Directors on an annual basis and serve until their successors have been duly appointed or until the earlier of his or her death, resignation or removal.

    David W. Biegler.  Mr. Biegler has served as a director since January 2007. Mr. Biegler has served as the Chairman and Chief Executive Officer of Southcross Energy, LLC (Southcross), a company engaged in natural gas transportation and processing, since July 2009, and has been Chairman of Estrella Energy L.P., an investor in Southcross, since September 2003.  Mr. Biegler retired as Vice Chairman of TXU Corporation at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. Mr. Biegler previously served as Chairman, President and CEO of ENSERCH Corporation from 1993 to 1997. Mr. Biegler is also a director of Dynegy Inc., Trinity Industries, Inc., Southwest Airlines Co., and Austin Industries. Mr. Biegler holds a B.S. from St. Mary’s University and completed the Harvard University Advanced Management Program.  Mr. Biegler has extensive experience in the energy industry, including his appointments as the President and Chief Operating Officer of TXU Corp.; and significant experience both as an executive and a director of publicly traded corporations.

    E. Thomas Corcoran.  Mr. Corcoran has served as a director since May 2008.  He served as the President of Fort Dodge Animal Health, a division of Wyeth from 1985 until his retirement in January 2008. Mr. Corcoran is the former Chairman of the Executive Committee and the Board of Directors of the Animal Health Institute, the trade association for animal health product manufacturers.  Prior to his career in animal health, Mr. Corcoran spent 15 years in various sales, marketing and leadership roles with Diamond Shamrock Corporation. Mr. Corcoran is also a director of Phibro Animal Health Corporation.  Mr. Corcoran holds a B.S. from the University of South Alabama and completed the Columbia University Executive Management Program.  Mr. Corcoran has a breadth of knowledge concerning issues affecting the Company due to his extensive experience in the animal health industry over the last 25 years.

    Michael Eisenson.  Mr. Eisenson has served as a director since June 2005. He co-founded Charlesbank Capital Partners, LLC, a private investment firm, in 1998, and currently serves as Managing Director and Chief Executive Officer. Prior to the formation of Charlesbank Capital Partners, LLC, Mr. Eisenson was the President of Harvard Private Capital Group. Mr. Eisenson is a member of the board of directors of Penske Auto Group, Inc., as well as a number of private companies including Commercial Industrial Finance Corporation and Stone Castle Partners, LLC.  In the previous five years, Mr. Eisenson was formerly a director of Catlin Group Limited, Playtex Products, Inc., Caliper Life Sciences, Inc., Xenogen Corporation, CCC Information Services Group, Inc. and Universal Technical Institute, Inc.  Mr. Eisenson holds a B.A. from Williams College and a J.D. and M.B.A. from Yale University.  Mr. Eisenson has a breadth of experience as a public company director and audit committee member; familiarity with all of the Company’s key operations from serving as our director since 2005; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; and experience serving as our compensation committee chairman and lead independent director.

     Jerry W. Pinkerton.  Mr. Pinkerton has served as a director since May 2008.  He previously served as Controller of TXU Corp. and Vice President and Chief Accounting Officer of ENSERCH Corporation.  Prior to joining ENSERCH, Mr. Pinkerton served as an auditor for 26 years with Deloitte Haskins & Sells, a predecessor firm of Deloitte & Touche, LLP, including 15 years as an audit partner.  Mr. Pinkerton also sits on the board of directors of Holly Logistics Services, LLC, the general partner of Holly Energy Partners, L. P., where he serves as chairman of Holly Logistics’ audit committee.  Mr. Pinkerton holds a B.B.A. from the University of North Texas and is a Certified Public Accountant.  Mr. Pinkerton has significant knowledge concerning public accounting and financial reporting with a major international public accounting firm and as controller of public companies; and experience serving as our audit committee chairman.

     Mark A. Rosen.  Mr. Rosen has served as a director since June 2005. He co-founded Charlesbank Capital Partners, LLC, a private investment firm, in 1998, and currently serves as a Senior Advisor. Prior to the formation of Charlesbank Capital Partners, LLC, Mr. Rosen was a Managing Director of Harvard Private Capital Group. Mr. Rosen holds a B.A. from Amherst College and a J.D. from Yale University.  Mr. Rosen has a breadth of experience as a public company director and audit committee member; familiarity with all of the Company’s key operations from serving as our director since 2005; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; and experience serving as our audit committee chairman from 2005 to 2007.

     Ronald G. Steinhart.  Mr. Steinhart has served as a director since January 2007. Mr. Steinhart served as Chairman and Chief Executive Officer of the Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart is a member of the board of directors of Texas Industries, Inc., Susser Holdings Corporation, and Penske Auto Group, Inc., and serves as a trustee of the MFS/Compass Group of mutual funds. In the previous five years, Mr. Steinhart was formerly a director of NCH Corporation, Penson Worldwide, Inc., Carreker Corporation and Prentiss Properties Trust.  Mr. Steinhart also serves on the advisory board of SunTx Capital Partners. Mr. Steinhart holds a B.B.A. and an M.B.A. from the University of Texas at Austin and is a Certified Public Accountant.  Mr. Steinhart has extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; as well as experience with several public companies as an audit committee member.

     Brandon White.  Mr. White has served as a director since June 2005. He joined Charlesbank Capital Partners, LLC, a private investment firm, in 1998, and currently serves as a Managing Director. Prior to joining Charlesbank Capital Partners, LLC, Mr. White was employed by Harvard Private Capital Group.  Mr. White holds a B.A. from Brigham Young University.  Mr. White has familiarity with all of the Company’s key operations from serving as our director since 2005; experience managing Charlesbank and affiliates and their portfolio companies; and experience in commercial finance, private equity and leveraged finance.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our bylaws currently permit our Board of Directors to establish by resolution the authorized number of Board members, and eight (8) Board members are currently authorized.  The authorized number of Board members may be changed by resolution of the Board of Directors.  The Company’s certificate of incorporation divides the Board of Directors into three (3) classes. One class is elected each year for a term of three (3) years. There are no cumulative voting rights for the stockholders.  Mr. Robison is the Chairman of our Board of Directors as well as our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our Company due to Mr. Robison’s ownership position and his extensive industry experience, creates unified leadership for our Board and our Company, and creates a single cohesive vision for our organization.  The Board believes that Mr. Robison is best situated to serve as Chairman because he is the director most familiar with our business and therefore most capable of effectively identifying strategic priorities and leading the discussion and execution of our overall strategy.  As Chairman, President and Chief Executive Officer, Mr. Robison helps shape the strategy ultimately set by the entire Board and facilitates information flow between management and the independent members of our Board. We believe Mr. Robison's dual role as Chairman and Chief Executive Officer, combined with the oversight of management and operations provided by the Board’s independent directors and committees as described herein, is the most effective and efficient leadership structure for the Company at this time. Accordingly, we believe having one person serve as Chairman, President and Chief Executive Officer is in the best interests of our Company and our shareholders at this time.

In light of the combination of the chairman of the board and chief executive officer position, one of our governance principles has been to have an independent lead Board member.  Our lead independent Board member is responsible for coordinating the activities of the other outside directors, including establishing the agenda for executive sessions of the outside Directors, and presiding at their meetings.  These sessions generally occur as part of each Board meeting. We believe it is important to have a lead independent Board member to provide leadership to the outside directors in the Board’s executive sessions and to facilitate communication between the outside directors as a group and our management team.  Mr. Eisenson has been designated by the Board of Directors as the lead independent Board member.

The Board of Directors met six (6) times during the fiscal year ended June 30, 2010.  Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which he served during fiscal 2010.  The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.  Each committee has a charter that has been approved by the Board of Directors.  Each committee is required to review the appropriateness of its charter at least annually.

Audit Committee

     The Audit Committee of the Board of Directors currently consists of E. Thomas Corcoran, Jerry W. Pinkerton (Chairman) and Ronald G. Steinhart.  Mr. Steinhart has served on the Audit Committee since our initial public offering in January 2007.  Mr. Pinkerton has served on the Audit Committee since May 2008.  Mr. Corcoran has served on the Audit Committee since July 2009.

     The Board of Directors has determined that Messrs. Corcoran, Pinkerton and Steinhart each meet the independence requirements promulgated by The NASDAQ Stock Market, Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”), including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of Messrs. Corcoran, Pinkerton and Steinhart with respect to certain accounting and auditing matters.  The designation does not impose upon Messrs. Corcoran, Pinkerton and Steinhart any duties, obligations or liabilities that are greater than are generally imposed on other members of the Board of Directors, and designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Board of Directors.

     The Audit Committee met five (5) times during the fiscal year ended June 30, 2010. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at www.ahii.com.

     As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee’s responsibilities include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;
•	overseeing the work of our independent auditor, including the receipt and consideration of certain reports from our independent auditor;
•	resolving disagreements between management and our independent auditor;
•	pre-approving all auditing and permissible non-audit services (except de minimis non-audit services), and the terms of such services, to be provided by our independent auditor;
•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;
•	coordinating the oversight of our internal control over financial reporting, and disclosure controls and procedures;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from our independent auditor and procedures for the receipt and retention of accounting related complaints and concerns; and
•	meeting independently with our independent auditors and management.

     Additionally, the Audit Committee is responsible for preparing the Audit Committee report for inclusion in this Proxy Statement in accordance with applicable rules and regulations.

Compensation Committee

     The Compensation Committee currently consists of E. Thomas Corcoran, Michael Eisenson (Chairman) and David W. Biegler. Messrs. Eisenson and Biegler have served on the Compensation Committee since our initial public offering in January 2007.  Mr. Corcoran has served on the Compensation Committee since May 2008.  The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to executive officers of the Company. In fulfilling its role, the Compensation Committee’s responsibilities include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;
•	determining the compensation of our other executive officers;
•	overseeing an evaluation of our senior executives;
•	overseeing and administering our incentive-based compensation plans and equity-based compensation plans; and
•	reviewing and making recommendations to the Board with respect to director compensation.

     Additionally, the Compensation Committee is responsible for preparing the Compensation Committee report for inclusion in this Proxy Statement in accordance with applicable rules and regulations.

     The Board of Directors has determined that Messrs. Eisenson, Corcoran and Biegler of the Compensation Committee each meet the independence requirements promulgated by NASDAQ.  The Compensation Committee met three (3) times during the fiscal year ended June 30, 2010.  The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at www.ahii.com.

Nominating and Corporate Governance Committee

    The Nominating and Corporate Governance Committee currently consists of Michael Eisenson, Mark A. Rosen (Chairman) and Ronald G. Steinhart.  Messrs. Eisenson, Rosen and Steinhart have served on the Nominating and Corporate Governance Committee since our initial public offering in January 2007. In fulfilling its role, the Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the Board criteria for Board and committee membership;
•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;
•	identifying individuals qualified to become Board members;
•	establishing procedures for stockholders to submit recommendations for director candidates;
•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	developing and recommending to the Board a set of corporate governance guidelines; and
•	overseeing the evaluation of the Board and management.

     As described below in the section entitled “Policies Governing Director Nominations,” the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

     The Board of Directors has determined that Messrs. Eisenson, Rosen and Steinhart of the Nominating and Corporate Governance Committee each meet the independence requirements promulgated by NASDAQ. The Nominating and Corporate Governance Committee met four (4) times during the fiscal year ended June 30, 2010. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at www.ahii.com.

     For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website at www.ahii.com.

Independence of Members of the Board of Directors

     The Board of Directors has determined that Messrs. Biegler, Corcoran, Eisenson, Pinkerton, Rosen, Steinhart and White are independent within the meaning of the director independence standards of NASDAQ, and Messrs. Corcoran, Pinkerton, and Steinhart are independent within the meaning of the audit committee independence standards of the SEC.  The Board of Directors has determined that the Audit, Compensation, and Nominating and Corporate Governance committees of the Board of Directors are currently independent within the meaning of NASDAQ’s and the SEC’s director independence standards.

Executive Sessions of Independent Directors

     Non-management members of the Board of Directors meet without the employee directors of the Company following regularly scheduled in-person meetings of the Board of Directors.  Executive sessions of the independent directors are held at least one (1) time each year following regularly scheduled in-person meetings of the Board of Directors. These executive sessions include only those directors who meet the independence requirements promulgated by NASDAQ and Mr. Eisenson, as the lead independent Board member, is responsible for chairing these executive sessions.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serve as a member of the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Compensation Committee.

Policies Governing Director Nominations

    Director Qualifications

     The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. The Nominating and Corporate Governance Committee must be satisfied that each committee-recommended nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the stockholders. In addition to these minimum qualifications, the Nominating and Corporate Governance Committee shall recommend that the Board of Directors select persons for nomination to help ensure that a majority of the Board of Directors shall be “independent,” in accordance with the standards established by NASDAQ, and that at least one (1) member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert,” as defined by SEC rules. Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board of Directors, the Nominating and Corporate Governance Committee may consider whether a nominee has direct experience in the industry or in the markets in which we operate and whether the nominee, if elected, will assist in achieving a mix of Board members that represents a diversity of background and experience.  The Company has no formal policy with respect to how the Company considers the diversity of directors.

    Process for Identifying and Evaluating Director Nominees

     Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

    Procedures for Recommendation of Director Nominees by Stockholders

     The Nominating and Corporate Governance Committee will review and consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the following procedures:

     The Company must receive any such recommendation for nomination not less than 120 calendar days prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s Annual Meeting.  All such recommendations for director nominees must be in writing and include the following:

•	The name and address of record of the stockholder;
•
A representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•
The name, age, business and residential address, educational background, current principal occupation or employment and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director nominee candidate;

•
A description of the qualifications and background of the proposed director nominee candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Nominating and Corporate Governance Committee from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	A description of all arrangements or understandings between the stockholder and the proposed director nominee candidate.
•
The consent of the proposed director nominee candidate (i) to be named in the proxy statement relating to the Company’s Annual Meeting and (ii) to serve as a director if elected at such Annual Meeting; and

•	Any other information regarding the proposed director nominee candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

     Nominations must be sent to the attention of the Secretary of the Company by U.S. mail (including courier or expedited delivery service) to:

         Animal Health International, Inc.
         7 Village Circle, Suite 200
         Westlake, TX 76262
         Attn: Corporate Secretary

     The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee.  As a requirement to be considered for nomination to the Company’s Board of Directors, a candidate may need to comply with the following minimum procedural requirements:

•	A candidate may be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and
•	A candidate may be required to complete a detailed questionnaire regarding his or her experience, background and independence.

     Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.  In addition to these procedures for recommending a director nominee to the Nominating and Corporate Governance Committee, a stockholder may propose an individual for election to the Board of Directors in accordance with the Company’s By-Laws, as described in the “Stockholder Proposals” section of this Proxy Statement.

Policy Governing Securityholder Communications with the Board of Directors

     The Board of Directors provides to every securityholder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for securityholder communication as follows:

For communications directed to the Board of Directors as a whole, securityholders may send such communications to the attention of the Chairman of the Board of Directors by U.S. mail (including courier or expedited delivery service) to:

Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, TX 76262
Attn: Chairman of the Board of Directors

For securityholder communications directed to an individual director in his or her capacity as a member of the Board of Directors, securityholders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, TX 76262
Attn: [Name of the Director]

     The Company will forward any such securityholder communication to the Chairman of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed.

Policy Governing Director Attendance at Annual Meetings

     The Company’s policy is that one of the Board of Directors’ regular meetings should be scheduled on the same day as the Company’s Annual Meeting and all directors are encouraged to attend the Company’s Annual Meeting.  Messrs. Biegler, Corcoran, Eisenson, Pinkerton, Robison, Rosen, Steinhart and White attended our 2009 Annual Meeting.

Board of Directors Evaluation Program

     In order to maintain the Company’s governance standards, the Board of Directors is required to undertake annually a formal self-evaluation process. As part of this process, the Board of Directors evaluates a number of competencies, including but not limited to: Board structure; Board roles; Board processes; Board composition, orientation and development; and Board dynamics, effectiveness and involvement. The evaluation process also includes consideration of the appropriate Board size, succession planning and the technical, business and organizational skills required of future Board members.

Code of Ethics

     The Company has adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, that applies to all of the Company’s directors and employees worldwide, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of the Company’s website at www.ahii.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon written request directed to: Animal Health International, Inc., 7 Village Circle, Suite 200, Westlake, TX 76262, Attention: General Counsel. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at www.ahii.com.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight is primarily one of oversight, with the day-to-day responsibility for risk management implemented by our management team. The full Board of Directors (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on the Company, and the steps we take to manage them.  The Audit Committee reviews management’s assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, including risks relating to compliance with credit covenants.  Our Nominating and Corporate Governance Committee also assists in risk management by overseeing the Company’s compliance with legal and regulatory requirements and risks relating to the Company’s governance structure, as well as succession planning related risk. The Compensation Committee reviews risks relating to the incentives inherent in our compensation policies as more fully discussed under “Compensation Disclosure & Analysis.”  When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables to the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk Assessment

We believe our approach to goal setting and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking.  Although our Compensation Committee focuses primarily on the compensation of named executive officers, because risk-related decisions depend predominantly on their judgment, the Compensation Committee believes that the features of our programs reflect sound risk management practices, and risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company.

     For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website at www.ahii.com.

Certain Business Relationships and Related Party Transactions

     In accordance with its charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and the approval by the Audit Committee is required for all related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each executive officer of the Company named in the Summary Compensation Table set forth below under “Executive Compensation” and (iv) by all directors and executive officers of the Company as a group.

     The applicable ownership percentage is based upon 24,329,670 shares of our Common Stock outstanding as of the Record Date.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage
Charlesbank (2)	6,428,510	26.4%
Waddell & Reed, Inc.(3)	3,450,500	14.2%
Heartland Associates, Inc.(4)	2,300,000	9.5%
James C. Robison (5)	1,631,633	6.7%
William F. Lacey (6)	501,056	2.1%
Kathy C. Hassenpflug (7)	19,947	*
Damian Olthoff (8)	30,738	*
David W. Biegler	52,206	*
E. Thomas Corcoran	49,845	*
Michael Eisenson (9)	6,567,232	27.0%
Jerry W. Pinkerton	49,845	*
Mark A. Rosen (10)	6,428,510	26.4%
Ronald G. Steinhart(11)	82,296	*
Brandon White (12)	6,428,510	26.4%
All executive officers and directors as a group (11 persons)	8,983,798	36.7%
_________________________
* Represents less than 1% of the outstanding shares of Common Stock.

(1) Except as otherwise indicated, addresses are c/o Animal Health International, Inc., 7 Village Circle, Suite 200, Westlake, TX 76262. The address of Charlesbank Capital Partners, LLC, Mr. Eisenson, Mr. Rosen and Mr. White is c/o Charlesbank Capital Partners, LLC, 200 Clarendon Street, 54th Floor, Boston, MA 02116.  Amounts and percentages include deferred stock units ("DSUs") granted to non-employee directors as compensation pursuant to our 2007 Stock Option and Incentive Plan, whether or not such DSUs have vested.

(2) Amounts shown reflect the aggregate number shares of Common Stock held by Charlesbank Equity Fund VI, Limited Partnership, CB Offshore Equity Fund VI, L.P., Charlesbank Coinvestment Partners, Limited Partnership and Charlesbank Equity Coinvestment Fund VI, Limited Partnership (collectively, “Charlesbank”).  Investment and voting control of Charlesbank is held by Charlesbank Capital Partners, LLC.  Includes 156,618 DSUs assigned to Charlesbank by Messrs. Eisenson, Rosen and White.

(3) Information regarding Waddell & Reed Investment Management Company is based solely upon a Schedule 13G/A filed by Waddell & Reed Investment Management Company, Ivy Investment Management Company, Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc., and Waddell & Reed Financial, Inc. with the SEC on February 12, 2010, which indicates that the reporting persons held sole voting and investment power over 3,450,500 shares. The address of the reporting persons is c/o Waddell & Reed, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202.

(4) Information regarding Heartland Associates, Inc., is based solely upon a Schedule 13G/A filed by Heartland Associates, Inc. with the SEC on February 10, 2010, which indicates that the reporting persons held sole voting and investment power over 2,300,000 shares.  The address of the reporting person is 789 North Water Street, Milwaukee, WI 53202.

(5) Amounts shown include 2,250 shares owned indirectly by Mr. Robison as custodian on behalf of his son.  Includes 31,250 shares that Mr. Robison has the right to acquire within 60 days pursuant to stock options, and 80,000 restricted stock units ("RSUs") that will vest within 60 days.

(6) Includes 25,000 shares that Mr. Lacey has the right to acquire within 60 days pursuant to stock options, and 45,625 RSUs that will vest within 60 days.

(7) Includes 5,000 shares that Ms. Hassenpflug has the right to acquire within 60 days pursuant to stock options, and 2,875 RSUs that will vest within 60 days.

(8) Includes 7,500 shares that Mr. Olthoff has the right to acquire within 60 days pursuant to stock options, and 17,125 RSUs that will vest within 60 days.

(9) Amounts shown include 69,361 shares held by Mr. Eisenson.  Also includes 69,361 shares held by a trust for the benefit of certain family members.  Mr. Eisenson is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC and may be considered to have beneficial ownership of Charlesbank’s interest in us. Mr. Eisenson disclaims beneficial ownership of Charlesbank's shares, except to the extent of his pecuniary interest therein. Mr. Eisenson has been a member of our Board of Directors since June 2005. See note 2 above.

(10) Mr. Rosen is a Senior Advisor of Charlesbank Capital Partners, LLC and may be considered to have beneficial ownership of Charlesbank’s interest in us. Mr. Rosen disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Mr. Rosen has been a member of our Board of Directors since June 2005. See note 2 above.

(11) Amounts shown include 9,090 shares held by Mr. Steinhart.  Also includes 21,000 shares owned directly by RONPHY Enterprises, Ltd and indirectly by the reporting person as manager of the general partner of RONPHY Enterprises, Ltd.

(12) Mr. White is a Managing Director of Charlesbank Capital Partners, LLC and may be considered to have beneficial ownership of Charlesbank’s interest in us. Mr. White disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.  Mr. White has been a member of our Board of Directors since June 2005. See note 2 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based on its review of the copies of such filings received by it from July 1, 2009 to the present, the Company believes that no Reporting Person filed a late report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, cash incentives, a long-term equity incentive compensation plan and a broad-based benefits program.

     We place significant emphasis on performance-based compensation, and in connection with such compensation, make payments when certain Company and individual goals are achieved and/or when significant stockholder value is created. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer and the other three most highly compensated executive officers, who are collectively referred to as our “named executive officers.”

Objectives of our Executive Compensation Program

     We believe that executive compensation should be sufficient to attract and retain competent persons and provide incentives to motivate and reward executives for achieving the strategic, financial and operational goals essential to our long-term success and growth in stockholder value.  To this end, the Compensation Committee determines executive compensation by applying the following key principles:

•	executive compensation should depend upon the Company’s performance and individual performance;
•	the interests of executives should be closely aligned with those of stockholders through equity-based compensation; and
•	compensation should be appropriate and fair in comparison to the compensation provided to executives by other companies with which we are competing for executive talent.

We use a mix of short-term compensation (base salaries and annual cash bonuses) and long-term compensation (equity based grants) to provide a total compensation structure consistent with these key principles. We determine the percentage mix of compensation structures we think is appropriate for each of our executive officers. This is not a mechanical process, and the Compensation Committee uses its judgment, experience, and the recommendations of our chief executive officer (except for his own compensation) to determine the appropriate mix of compensation for each individual. Our human resources department also supports the efforts of our chief executive officer and the Compensation Committee by providing existing compensation data.  The Compensation Committee may also take into account executive compensation levels in the context of our overall operating expenses.

Our Compensation Committee

     Our Compensation Committee of the Board of Directors oversees the development of our compensation plans and policies for executive officers. The Compensation Committee charter outlines the responsibilities of the Compensation Committee. Our Compensation Committee has been delegated the authority to determine all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives.  The Compensation Committee is composed entirely of non-employee directors. See “Management—Compensation Committee” and “Management—Compensation Committee Interlocks and Insider Participation.” In making its decisions regarding executive compensation, the Committee considers input from the chief executive officer and the chief financial officer, but meets outside the presence of all executive officers when making final decisions.

     We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation.  In determining the amount and mix of compensation elements, the Compensation Committee relies upon its own experience and its own judgment about each individual executive officer and not on rigid formulas, taking into account the following factors:

•	the scope and strategic impact of the executive officer’s responsibilities;
•	the Company’s past business performance and future expectations;
•	the performance and experience of each individual;
•	past salary levels of each individual and of the executives as a group;
•
for each executive officer, other than the chief executive officer, the evaluations and recommendations of the chief executive officer; the chief executive officer is evaluated by the independent directors; and

•	relative levels of pay among the Company’s executives.

Compensation Components

     Executive compensation currently includes the following elements:

Base Salary

     We design base salaries to compensate our executives for their position and level of responsibility.  Each of our named executive officers has an employment agreement with the Company.  The Compensation Committee reviews base salaries annually and may adjust individual salaries to make them commensurate with performance, business impact, tenure and experience, and changes in job responsibilities and market practice.  When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors.  We believe that a competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

Cash Incentives

     The Compensation Committee has not adopted a formula-based cash incentive performance bonus plan for the named executive officers.  We did award discretionary cash bonuses for fiscal year 2010, in recognition of our accomplishments during the year, most notably our return to profitability.  The Compensation Committee expects that a large portion of executive compensation going forward will be performance-based.  Performance goals will vary depending on the individual executive, but are expected to relate generally to factors such as financial, operational and acquisition objectives.

Equity Awards

     We believe that equity ownership in our Company is important to provide our executive officers with long-term incentives to build value for our stockholders. Our Board of Directors’ general policy is to grant equity incentive awards in the form of stock options and RSUs on an annual basis at the first regularly scheduled meeting following the Annual Meeting of the Company’s stockholders.  Stock options generally have an exercise price per share equal to the closing price of our Common Stock on the date of grant. RSUs represent a contingent right to receive one share of our Common Stock.  Each executive officer is initially provided with an equity award when he or she joins us based upon his or her position with us and his or her relevant prior experience.  These initial grants generally vest in annual installments over four years from the commencement of employment.  We spread the vesting of our equity grants over a period of four years to compensate executives for his or her contribution over a period of time and to give our executives an incentive to remain with us.

     In addition to the initial equity grants, our Compensation Committee may grant additional options and/or RSUs to retain our executives and to reward the achievement of corporate goals and strong individual performance.  In 2010, we considered a number of factors in determining the amount of equity awards to grant to our executives, including: the number of shares, both vested and unvested held by our executives; the vesting schedule of awards held by our executives; the total equity held by our executives, and other factors.  We expect that we will continue to rely on performance-based and retention grants in our 2011 fiscal year to provide additional incentives for current executives and to ensure that executives are appropriately aligned with shareholder interests to lead us for future growth.   Stock option and/or RSU grants (other than initial grants that are part of an employment offer) are not generally communicated to executives in advance.  Our Compensation Committee and Board of Directors may also consider in the future awarding additional or alternative forms of equity incentives, such as grants of stock appreciation rights and other performance-based awards.

Other Compensation

     Consistent with our compensation philosophy to attract and retain talent, we provide employee benefits for all employees, including executive officers, which include health and dental benefits, life insurance benefits, long and short-term disability coverage, and a 401(k) savings plan.  We currently do not provide any deferred compensation programs or pensions to any executive officer, including the named executive officers.  We have also reimbursed certain of our executives for normal moving expenses in connection with their relocation to our corporate headquarters. All of our named executive officers, are parties to agreements which provide for certain severance benefits that may be triggered as a result of the termination of the executive officer’s employment under certain circumstances.

Compensation Actions for Our Chief Executive Officer and Our Other Named Executive Officers During Fiscal 2010

     Until January 30, 2007, our Company was privately-held and there was no assurance that we would be successful in completing an initial public offering.  In this context, executive base salaries were set at levels the Compensation Committee believed to be comparable to those of other privately-held distribution companies of comparable size.   The Compensation Committee also set salaries at levels that it believed were affordable by us, with the expectation that additional compensation would be paid upon successful achievement of corporate goals.

     In addition to the general criteria described above, the Compensation Committee considered the following, among other factors, in determining salary increases and equity grant amounts for our executives:

•	total compensation (salary, bonus and equity grants) for comparable positions;
•	in the case of equity based grants, the levels of equity grants to other Company executives, taking into account the length of service and relative contributions of such executives; and
•	the Committee’s judgment as to what we could afford based on available financial resources at the time of the determination.

At the beginning of each year, Mr. Robison develops the objectives that he believes need to be achieved for the Company to be successful, which he then reviews with the Compensation Committee and the Board of Directors for the purpose of establishing how his performance will be assessed.  These objectives are derived largely from the Company’s growth opportunities and include both quantitative financial measurements and qualitative strategic and operational considerations and are focused on the factors that Mr. Robison and the Board believe create long-term shareholder value. In determining Mr. Robisons’s compensation for fiscal 2010, the Compensation Committee and Board of Directors considered the achievement of our corporate goals and objectives, including the performance targets related to the Company’s financial and operational metrics. We believe that Mr. Robison’s total compensation is closely connected with the Company’s objective to reward, align, and motivate Mr. Robison to lead the Company successfully.

Each other named executive officer is a leader of at least one individual function and a senior executive of the Company. As part of the executive management team, they report directly to Mr. Robison, who assesses their performance. Like Mr. Robison, the performance of each of our other named executive officers is based on the achievement by the Company of its performance objectives, which include the function or functions that the named executive leads.  The performance objectives of each function of the Company are tailored to support the achievement of the Company’s overall performance objectives. Upon completing his assessment, Mr. Robison then makes an initial compensation recommendation to the Compensation Committee for each named executive, with the advice of our Vice President-Human Resources. The named executives do not play a role in their compensation determination, other than discussing their function’s contribution to the achievement of the Company’s overall performance objectives.  In determining the compensation for 2010 for our other named executives, the  Compensation Committee and Board of Directors considered their respective performances against the Company’s goals and objectives as determined by Mr. Robison.

     Annual salaries for Mr. Robison, Mr. Lacey, Ms. Hassenpflug and Mr. Olthoff for fiscal 2010 were set at $350,000, $225,000, $100,000 and $140,000 respectively.  In addition, at our 2009 Annual Shareholder Meeting in November 2009, RSUs were granted to Mr. Robison, Mr. Lacey, Ms. Hassenpflug and Mr. Olthoff.  Stock options were also granted to Ms. Hassenpflug.

Severance Compensation and Termination Protection

     We previously entered into employment or severance agreements with our executive officers, including our Chief Executive Officer, Chief Financial Officer, Vice President-Human Resources and General Counsel.  These agreements are described in more detail elsewhere in the sections titled “—Agreements with Executive Officers” and “—Potential Payments Upon Termination or Change of Control.”  These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause by us or a voluntary termination by the executive for good reason, each as is defined in the agreements.

     Our executive employment agreements and the related severance compensation provisions are designed to meet the following objectives:

•
Change in Control :   As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives.  In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders.  We provide a component of severance compensation if an executive is terminated as a result of a change of control transaction to promote the ability of our senior executives to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•
Termination Without Cause or For Good Reason :   If we terminate the employment of a senior executive “without cause” or the executive resigns for “good reason,” each as defined in the applicable agreement, we are obligated to make certain payments based on the executive’s then-effective base salary.  We believe this is appropriate because the terminated executive is bound by confidentiality and non-competition provisions continuing after termination. We also believe it is beneficial to have a mutually-agreed severance package in place prior to any termination event, to avoid disruptive conflicts and provide us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.

Tax Considerations

     In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee’s present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

Compensation Committee Report

     No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors and the Board of Directors has agreed that the Compensation Discussion and Analysis be included in this proxy statement.

                             Respectfully submitted by the Compensation Committee,

                            Michael Eisenson (Chairman)
                            David W. Biegler
                            E. Thomas Corcoran

Executive Compensation Summary

     The following summarizes the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, whom we refer to as our “named executive officers,” during the fiscal years ended June 30, 2010, June 30, 2009 and June 30, 2008, which we refer to as “fiscal 2010,” “fiscal 2009,” and “ fiscal 2008 ” respectively.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation (2) ($)		Total ($)
James C. Robison	2010	350,000	—	688,000	—	39,667	(3)	1,077,667
Chairman, President and	2009	350,000	—	—	87,125	31,095		468,220
Chief Executive Officer	2008	350,000	290,000	—	950,382	34,181		1,624,563

William F. Lacey	2010	225,000	84,000	392,375	—	27,044		728,419
Senior Vice President and	2009	225,000	25,000	—	69,700	33,456		348,156
Chief Financial Officer	2008	225,000	145,000	—	385,290	20,714		776,004

Kathy C. Hassenpflug	2010	100,000	17,200	24,725	10,120	2,075		154,120
Vice President-	2009	100,000	—	—	13,940	1,213		115,153
Human Resources	2008	96,667	15,782	—	64,215	1,219		177,883

Damian Olthoff	2010	140,000	27,500	147,275	—	3,899		318,674
General Counsel	2009	140,000	10,000	—	20,910	9,155		180,065
and Secretary	2008	126,667	30,000	—	96,323	8,180		261,170
_______________

(1) Amounts shown do not reflect compensation actually received by the named executive officer, but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation ("ASC Topic 718").  The assumptions underlying the calculations are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2010, which was filed with the SEC on September 10, 2010.

(2) Amounts shown include the cost of a Company car, club dues, life and long term disability insurance, reimbursement for annual medical examination, and the matching contribution made to the 401(k) savings plan on behalf of the named executive officers.

(3) Amount shown includes $26,143 associated with Mr. Robison's use of a Company owned vehicle.

Agreements with Executive Officers

      James C. Robison.     On May 7, 2008, we entered into an amended employment agreement with our Chief Executive Officer, James C. Robison.  The term of his employment is through December 31, 2010 and thereafter automatically renews annually unless either party terminates pursuant to the terms and conditions of the agreement.  Mr. Robison’s agreement calls for the payment of $350,000 in annual base salary, subject to increases approved by our Board of Directors.  At Mr. Robison's request and with the approval of the Compensation Committee, Mr. Robison was awarded no cash performance bonus in fiscal 2010.  Mr. Robison’s bonuses in subsequent years of employment will be determined by our Board of Directors based upon our performance and other individual performance milestones to be determined by the Board.  Mr. Robison’s agreement provides standard insurance and retirement benefits, an automobile allowance of $500 per month and reimbursement for an annual physical medical examination not to exceed $3,000.

    William F. Lacey.     On September 3, 2009, we entered into an amended employment agreement with our Chief Financial Officer, William F. Lacey. The term of his employment is indefinite unless either party terminates pursuant to the terms and conditions of the agreement.  Mr. Lacey’s agreement calls for the payment of $225,000 in annual base salary, subject to increases approved by our Board of Directors. Mr. Lacey was awarded $84,000 as a result of our performance in fiscal year 2010.  Mr. Lacey’s bonuses in subsequent years of employment will be determined by our Board of Directors based upon our performance and other individual performance milestones to be determined by the Board.  Mr. Lacey’s agreement provides standard insurance and retirement benefits and an automobile allowance of $500 per month.

    Kathy C. Hassenpflug.     On September 3, 2009, we entered into an amended agreement with our Vice President-Human Resources.  This agreement is described in “—Potential Payments Upon Termination or Change of Control.”  Ms. Hassenpflug was awarded $17,200 as a result of our performance in fiscal year 2010.

Damian Olthoff.     On September 3, 2009, we entered into an amended employment agreement with our General Counsel, Damian Olthoff. The term of his employment is indefinite unless either party terminates pursuant to the terms and conditions of the agreement. Mr. Olthoff’s agreement calls for the payment of $110,000 in annual base salary, subject to increases approved by our Board of Directors.  Mr. Olthoff was awarded $27,500 as a result of our performance in fiscal year 2010.  Mr. Olthoff’s bonuses in subsequent years of employment will be determined by our Board of Directors based upon our performance and other individual performance milestones to be determined by the Board.  Mr. Olthoff’s agreement provides standard insurance and retirement benefits and an automobile allowance of up to $500 per month.

     In addition to the foregoing, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify these directors and executive officers to the fullest extent permitted by law and our certificate of incorporation and by-laws, and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

Grants of Plan-Based Awards Table - 2010

     The following table sets forth information on plan-based awards to our named executive officers in fiscal 2010:

Grants of Plan-Based Awards—2010

Name	Grant Date	All Other Stock Awards: Number of RSUs (1) (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($/share)		Aggregate Grant Date Fair Value of Stock and Option Awards (3) ($)
James C. Robison	12/02/09	320,000	–	–	2.15		688,000
William F. Lacey	12/02/09	182,500	–	–	2.15		392,375
Kathy C. Hassenpflug	12/02/09	11,500	11,500	2.59	2.15	(4)	34,845
Damian Olthoff	12/02/09	68,500	–	–	2.15		147,275
____________________
(1) These RSUs vest in four equal annual installments beginning on December 2, 2010.  Vested shares will be delivered to the named executive officer on the date which is six months and one day following the date on which the named executive officer terminates employment with the Company.
(2) These options have a ten-year term and vest in equal installments of 25% on each of the first four anniversaries of the date of grant.
(3) Amounts shown do not reflect compensation actually received by the named executive officer, but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures).  The assumptions underlying the calculation under ASC Topic 718 are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2010, which was filed with the SEC on September 10, 2010.
(4) The 11,500 options granted to Ms. Hassenpflug on December 2, 2009 had a value of $0.88 per share at the date of grant.

Outstanding Equity Awards at Fiscal Year End – 2010

     The following table sets forth the number of options to purchase shares of our Common Stock and RSUs held by the named executive officers at June 30, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option Awards Exercisable (#)	Number of Securities Underlying Unexercised Option Awards Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (3) ($)	Market Value of Units of Stock That Have Not Vested (4) ($)
James C. Robison	31,250	93,750	(1)	2.37	11/6/2018	–	–
	–	–		–	–	320,000	790,400
William F. Lacey	25,000	75,000	(1)	2.37	11/6/2018	–	–
	–	–		–	–	182,500	450,775
Kathy C. Hassenpflug	5,000	15,000	(1)	2.37	11/6/2018	–	–
	–	11,500	(2)	2.59	12/1/2019	–	–
	–	–		–	–	11,500	28,405
Damian Olthoff	7,500	22,500	(1)	2.37	11/6/2018	–	–
	–		–	–	–	68,500	169,195
     ____________________
(1) These options vest in equal installments of 25% on each of the first four anniversaries of November 6, 2008.

(2) These options vest in equal installments of 25% on each of the first four anniversaries of December 2, 2009.
(3) Represents RSUs which vest in equal installments of 25% on each of the first four anniversaries of December 2, 2009.
(4) The closing price of our stock on the NASDAQ Global Market on June 30, 2010 was $2.47.

Option Exercises and Stock Vested– 2009

     During fiscal 2010, our named executive officers exercised no stock options and 68,750 stock awards which are still outstanding became vested.

Potential Payments Upon Termination or Change of Control

     We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the named executive officers in the event of a termination of their employment or a change of control of the Company. The following narrative disclosure summarizes the potential payments to each named executive officer.

     James C. Robison.    Mr. Robison’s employment agreement provides for severance payments in the event his employment with us is terminated as a result of his death or disability. In addition, in the case of termination by Mr. Robison for good reason, or by us without cause, he will receive (A) an amount equal to two times his base salary payable as follows: (i) $450,000 in equal semi-monthly installments beginning on March 31st of the year following termination and ending on the 15th day of the month containing the second anniversary of the date of termination, and (ii) the remainder in equal semi-monthly installments beginning on fifteenth day of the month following the month in which the date of termination occurs and ending on March 15 of the year following the date of termination, (B) title to and ownership of the Company vehicle provided for his use before the date of termination and (C) limited reimbursement for certain life and long term disability insurance, group medical and dental plans for 24 months provided that Mr. Robison is entitled to continue such participation under applicable law and plan terms.  In addition, we will continue to vest and make exercisable for twenty-four months after his termination, certain unvested stock options.  We estimate that the cost of these benefits to us is approximately $799,158.  Additionally, under the terms of Mr. Robison’s agreement, he agreed not to compete with us for a period ending two years following the termination of his employment with us for any reason. Finally, Mr. Robison agreed to refrain from hiring, attempting to hire or soliciting any of our employees and soliciting or encouraging our clients to terminate or diminish their relationship with us for a period of three years following the termination of his employment with us for any reason.

    William F. Lacey.    Mr. Lacey’s employment agreement provides for severance payments in the event his employment with us is terminated as a result of his death or disability. In addition, in the case of termination by Mr. Lacey for good reason, or by us without cause, he will receive his full base salary for the following 12 months. Alternatively, in the event of a change of control of the Company which occurs prior to January 1, 2011 and Mr. Lacey's employment is terminated by us without cause prior to January 1, 2013, he will receive his full base salary for the following 18 months.  In either event, we will continue to pay the premium cost of group medical and dental plans for the applicable severance period, provided that Mr. Lacey is entitled to continue such participation under applicable law and plan terms.  We estimate that the cost of these benefits to us is approximately $247,045 or $370,568 respectively.  Additionally, under the terms of Mr. Lacey’s agreement, he agreed not to compete with us for a period ending one year following the termination of his employment with us for any reason. Finally, Mr. Lacey agreed to refrain from hiring, attempting to hire or soliciting any of our employees and soliciting or encouraging our clients to terminate or diminish their relationship with us for a period of two years following the termination of his employment with us for any reason.

     Kathy C. Hassenpflug.      In the event Ms. Hassenpflug terminates her employment for good reason, or we terminate her employment without cause, she will receive her full base salary for the following 6 months.  Alternatively, in the event of a change of control of the Company which occurs prior to January 1, 2011 and Ms. Hassenpflug's employment is terminated by us without cause prior to January 1, 2013, she will receive her full base salary for the following 12 months.  We estimate that the cost of these benefits to us is approximately $50,000 or $100,000, respectively.  Additionally, under the terms of Ms. Hassenpflug’s severance agreement, she agreed not to compete with us for a period ending one year following the termination of her employment with us for any reason.  Finally, Ms. Hassenpflug agreed to refrain from hiring, attempting to hire or soliciting any of our employees and soliciting or encouraging our clients to terminate or diminish their relationship with us for a period of one year following the termination of her employment with us for any reason.

     Damian Olthoff.    Mr. Olthoff’s employment agreement provides for severance payments in the event his employment with us is terminated as a result of his disability.  In addition, in the case of termination by Mr. Olthoff for good reason, or by us without cause, he will receive his full base salary and automobile allowance for the following 6 months. Alternatively, in the event of a change of control of the Company which occurs prior to January 1, 2011 and Mr. Olthoff's employment is terminated by us without cause prior to January 1, 2013, he will receive his full base salary for the following 12 months.  In either event, we will continue to pay the premium cost of group medical and dental plans for the applicable severance period, provided that Mr. Olthoff is entitled to continue such participation under applicable law and plan terms. Additionally, Mr. Olthoff is eligible to receive total severance compensation of at least $100,000, less any pre-tax income realized by Mr. Olthoff as a result of the sale or transfer of any shares of our capital stock held by Mr. Olthoff, in connection with termination by us without cause or by Mr. Olthoff with good reason if such termination occurs within 12 months of a change in control. We estimate that the cost of these benefits to us is approximately $178,028, or $256,056, respectively.  Additionally, under the terms of Mr. Olthoff’s agreement, he agreed not to compete with us for a period ending one year following the termination of his employment with us for any reason. Finally, Mr. Olthoff agreed to refrain from hiring, attempting to hire or soliciting any of our employees and soliciting or encouraging our clients to terminate or diminish their relationship with us for a period of two years following the termination of his employment with us for any reason.

Director Compensation Table – 2010

     The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal 2010.

Name	Fees Earned or Paid in Cash	DSUs Issued (1)	DSU Expense (2)	Total
David W. Biegler	$35,500	16,666	$39,998	$75,498
Ronald G. Steinhart	$36,500	16,666	$39,998	$76,498
Michael R. Eisenson	$40,500	16,666	$39,998	$80,498
Mark A. Rosen	$39,500	16,666	$39,998	$79,498
Brandon White	$35,500	16,666	$39,998	$75,498
Jerry W. Pinkerton	$46,500	16,666	$39,998	$86,498
E. Thomas Corcoran	$41,500	16,666	$39,998	$81,498

(1)  All of the DSUs vest on the anniversary of the grant date.  Each vested DSU converts into one share of Common Stock upon retirement or other termination of service as a director of the Company.
(2) Amounts shown do not reflect compensation received by the director, but represent the grant date fair value as determined pursuant to ASC Topic 718.  The assumptions underlying the calculation are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2010, which was filed with the SEC on September 10, 2010.

Discussion of Director Compensation

     Directors who are also our employees receive no additional compensation for their services as directors. During fiscal 2010, our non-employee directors each received an annual fee from us of $25,000.  In addition, we will pay our non-employee directors a fee of $2,500 for each in-person Board of Directors meeting they attend and $500 for each telephonic Board of Directors meeting they attend. The chairperson of our Audit Committee receives an additional annual fee of $10,000 and the chairpersons of our Compensation Committee and Nominating and Corporate Governance Committee each receive an additional annual fee of $5,000.  In addition, during fiscal 2010, we paid $5,000 to Mr. Corcoran for serving as the chair of an operational strategy subcommittee of the Board of Directors.  We reimburse non-employee directors for reasonable expenses incurred in connection with attending Board of Directors and committee meetings as well as in attending certain educational seminars. Our directors who are affiliated with Charlesbank have assigned the compensation they receive from us to Charlesbank Capital Partners, LLC or an affiliated investment fund.

    Pursuant to the terms of our 2007 Stock Option and Incentive Plan, as described below, directors are permitted to defer all, or a portion, of their director compensation fees, other than meeting fees. All deferred fees will be converted to deferred stock units based on the fair market value of shares of our Common Stock on the date the fees would otherwise be paid. The units are typically settled in shares in a lump sum when the director resigns from the Board of Directors.

     Upon election to the Board of Directors, non-employee directors are granted such number of deferred stock units that are equal in value to $40,000, pursuant to the terms of our 2007 Stock Option and Incentive Plan. All such units shall be granted at the fair market value on the grant date. These units vest on the one year anniversary of the grant date. Additional grants of deferred stock units to our non-employee directors will be made annually. The vesting of these units accelerates upon a change of control of the Company.  These units are typically settled in shares in a lump sum when the director resigns from the Board of Directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Securities Exchange, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

     This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of E. Thomas Corcoran, Jerry W. Pinkerton (Chairman) and Ronald G. Steinhart.  None of the members of the Audit Committee is an officer or employee of the Company.  Messrs. Corcoran, Pinkerton and Steinhart are each “independent” for Audit Committee purposes under the applicable rules of NASDAQ and the SEC.  Messrs. Corcoran, Pinkerton and Steinhart are each an “audit committee financial expert” as is currently defined under SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at www.ahii.com.

     The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended June 30, 2010, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

     The Audit Committee also reviewed with Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2010, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor's Communication With Those Charged With Governance), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. The Audit Committee has reviewed permitted services under rules of the SEC, as currently in effect, and discussed with Grant Thornton LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Grant Thornton LLP with that firm’s independence.

     The Audit Committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2010 for filing with the SEC.

       Respectfully submitted by the Audit Committee,

                         Jerry W. Pinkerton (Chairman)
                         E. Thomas Corcoran
                         Ronald G. Steinhart

MATTERS CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee.  Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent public accounting firm. All of the audit-related, tax and all other services provided by our independent registered public accounting firm to the Company were approved by the Audit Committee by means of specific pre-approvals or pursuant to the Pre-Approval Policy. All non-audit services provided in fiscal 2010 were reviewed with the Audit Committee, which concluded that the provision of such services by our independent public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  For additional information concerning the Audit Committee and its activities with our independent public accounting firm, see “Management—Audit Committee” and “Report of the Audit Committee of the Board of Directors.”

     Representatives of Grant Thornton LLP attended all meetings of the Audit Committee in fiscal 2010.

Fees Billed by Grant Thornton

     The following table shows the aggregate fees for professional services rendered by Grant Thornton LLP to the Company for the fiscal years ended June 30, 2010 and 2009:

	Fiscal Year ended June 30,
	2010	2009
Audit fees	$465,503	$355,129
Audit-related fees	–	–
Tax fees	100,570	95,825
All other fees	–	–
Total	$566,073	$450,954

Fees Billed by KPMG LLP

     The following table shows the aggregate fees for professional services rendered by KPMG LLP to the Company for the fiscal years ended June 30, 2010 and 2009:

	Fiscal Year ended June 30,
	2010	2009
Audit fees	$36,000	$130,580
Audit-related fees	–	–
Tax fees	–	17,924
All other fees	–	–
Total	$36,000	$148,504
   Audit Fees

     Audit Fees for both years consist of fees for professional services associated with the annual audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements and services that are normally provided by Grant Thornton LLP and previously provided by KPMG LLP.

Tax Fees

     Tax Fees consist of fees for professional services rendered for assistance with federal and state tax compliance.

EXPENSES AND SOLICITATION

      The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2011 Annual Meeting of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than May 23, 2011. Under the Company’s By-Laws, stockholders who wish to make a proposal at the 2011 Annual Meeting — other than one that will be included in the Company’s Proxy Statement — must notify the Company between July 21, 2011 and August 20, 2011.  If a stockholder who wishes to present a proposal fails to notify the Company by May 23, 2011 and such proposal is brought before the 2011 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2011 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Animal Health International, Inc., 7 Village Circle, Suite 200, Westlake, TX 76262, Attention: Corporate Secretary

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

The Board of Directors
ANIMAL HEALTH INTERNATIONAL, INC.

October 25, 2010